Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions

Addison, TX

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-217801) of Guaranty Bancshares, Inc. of our report dated June 28, 2018, relating to the Statement of Net Assets Available for Benefits as of December 31, 2017, and the related notes of Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions which appear in this Form 11-K for the year ended December 31, 2018.

/s/ ACM LLP

Denver, Colorado

June 26, 2019